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                                                                    EXHIBIT 11

                          CAPITAL BEVERAGE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

                             YEARS ENDED                   NINE MONTHS
                             DECEMBER 31                ENDED SEPTEMBER 30,
                        -----------------------       -----------------------
                           1995         1994             1996         1995
                        ----------   ----------       ----------   ----------
Net income (loss)       $  (15,308)  $   58,616       $  143,689   $   56,502
Pro-forma income taxes      (5,358)      20,516           54,300       18,700
                        ==========   ==========       ==========   ==========
Pro-forma net income
 (loss)                     (9,950)      38,100           89,389       37,802

Preferred stock
 dividends                      --           --           66,063           --
                        ----------   ----------       ----------   ----------
Pro-forma net income
 (loss) available to
 common stockholders    $   (9,950)  $   38,100       $   23,326   $   37,802
                        ==========   ==========       ==========   ==========
Weighted number of
 common shares
 outstanding             1,240,909    1,240,909        1,240,909    1,240,909
                        ==========   ==========       ==========   ==========
Earnings (loss) per
 common share           $     (.01)  $      .03       $      .02   $      .03
                        ==========   ==========       ==========   ==========